Exhibit 21.1

Subsidiaries of the Registrant

The following are direct or indirect subsidiaries of the Company:

1.
Environmental Packaging Technologies, Inc.
2.
Environmental Packaging Latin America South, S.R.L.
3.
Yisheng Packaging SE Asia Sd. Bhd.
4.
EPT Packaging Europe, BV
5.
EPTAC Korea Co., Ltd.